UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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North Pointe Holdings Corporation

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NORTH POINTE HOLDINGS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY JUNE 5, 2007

To the Shareholders of
North Pointe Holdings Corporation:

The Annual Meeting of Shareholders of North Pointe Holdings Corporation (the “Company”) will be held on Tuesday, June 5, 2007, at the Birmingham Conference Center, 31301 Evergreen Road, Beverly Hills, MI 48025, at 9:30 a.m. local time, for the following purposes:

1. To elect three directors to serve until the annual meeting of shareholders in 2010;

2. To ratify the Company’s selection of its independent public accounting firm; and

3. To transact such other business as may properly come before the meeting.

The Board of Directors (the “Board”) has fixed the close of business on April 9, 2007 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.

By Order of the Board

JAMES G. PETCOFF,
Chairman of the Board, President and
Chief Executive Officer

Southfield, Michigan
April 30, 2007

EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO ENSURE THE PRESENCE OF A QUORUM. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

NORTH POINTE HOLDINGS CORPORATION
28819 FRANKLIN ROAD
SOUTHFIELD, MICHIGAN 48034

PROXY STATEMENT

This Proxy Statement contains information regarding the annual meeting of shareholders of North Pointe Holdings Corporation (the “Company”) to be held at 9:30 a.m. local time, on June 5, 2007, at the Birmingham Conference Center, 31301 Evergreen Road, Beverly Hills, MI 48025. The Company’s Board is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company expects to mail this Proxy Statement on or about April 30, 2007.

ABOUT THE MEETING

What is the purpose of the annual meeting of shareholders?

At the annual meeting of shareholders, holders of the Company’s Common Stock will act upon the matters outlined in the accompanying Notice of Meeting, including the election of three directors to serve until the annual meeting of shareholders in 2010, the ratification of the Company’s independent accountants and any other business to be conducted at the meeting.

Who is entitled to vote?

Only record holders of Common Stock at the close of business on the record date of April 9, 2007 are entitled to receive notice of the annual meeting and to vote those shares of Common Stock that they held on the record date. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a one-third of the shares of Common Stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, 9,122,687 shares of Common Stock were outstanding. Broker non-votes (defined below) and proxies received but marked as abstentions or “WITHHOLD AUTHORITY” will be counted as present in determining whether or not there is a quorum.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you attend the annual meeting, you may deliver your completed proxy card in person or vote by ballot. If you own your shares of Common Stock through a broker, trustee, bank or other nominee but want to vote your shares in person, you should also bring with you a proxy or letter from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.

Can I change my vote after I return my proxy card?

You may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the annual meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.

What if I don’t vote for some of the items listed on my proxy card?

If you return your signed proxy card but do not mark selections, it will be voted in accordance with the recommendations of the Board.

If you hold your Common Stock in street name through a broker and do not return the proxy card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable law, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and ratifying the appointment of the Company’s independent registered public accounting firm, but do not have discretion to vote on non-routine matters. If the broker does not have discretionary authority to vote on a particular proposal, the absence of votes on that proposal with respect to your Common Stock will be considered “broker non-votes” with regard to that matter. Common Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal.

What does it mean if I receive more than one proxy card?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all of the proxy cards you receive.

What are the Board’s recommendations?

Unless you give different instructions on the proxy card, the proxy holders will vote in accordance with the recommendations of the Board. The Board recommends a vote:

for election of the nominated slate of directors (see pages 4-5); and

for ratification of the Company’s independent public accounting firm (see page 28).

With respect to any other matter that properly comes before the annual meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

What vote is required to approve each item?

ELECTION OF DIRECTORS.  The three nominees who receive the most votes cast at the annual meeting will be elected as directors. The slate of directors discussed in this Proxy Statement consists of three individuals, one for each director whose term is expiring. A properly signed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted for such director(s) so indicated, but it will have no effect on the outcome of the vote. Broker non-votes, if any, will be disregarded and will have no effect on the outcome of the vote.

RATIFICATION OF INDEPENDENT ACCOUNTANTS.  Ratification of the Company’s independent public accounting firm will require the affirmative vote of the majority of Common Stock outstanding on the record date.

OTHER MATTERS.  If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will require the affirmative vote of the majority of the shares of Common Stock outstanding on the record date. The Board does not propose to conduct any business at the annual meeting other than as stated above.

How can I access the Company’s proxy materials and annual report on Form 10-K?

The Corporate Governance subsection under “Investor Relations” on the Company’s website, http://www.npte.com, provides access, free of charge, to Securities and Exchange Commission (“SEC”) reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. The reference to our website address in this proxy statement is not intended to function as a hyperlink and, except as specified herein, the information contained on such website is not part of this proxy statement. In addition, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: North Pointe Holdings Corporation, 28819 Franklin Road, Southfield, Michigan 48034.

You may also read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company, at http://www.sec.gov.

Is a list of shareholders available?

The names of registered shareholders of record entitled to vote at the annual meeting will be available to shareholders entitled to vote at the meeting on June 5, 2007 at the Birmingham Conference Center, 31301 Evergreen Road, Beverly Hills, MI 48025, for any purpose reasonably relevant to the meeting.

How do I find out the voting results?

The Company will post the results of the voting at the Corporate Governance subsection of Investor Relations section on the Company’s website at http://www.npte.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 9, 2007. The share information set forth in the table below (both numbers of shares and percentages) reflects ownership of Common Stock. Unless otherwise indicated in the table, each person’s address is c/o North Pointe Holdings Corporation, 28819 Franklin Road, Southfield, Michigan 48034.

Directors, Executive Officers and 5%	Number of	Percent of
Shareholders(1)	Shares(1)	Shares(1)

James G. Petcoff	2,872,640	31.2
B. Matthew Petcoff	434,500	4.7
John H. Berry(2)	26,225	*
Bradford T. Lyons	28,225	*
Brian J. Roney	174,800	1.9
L. Matthew MacLean(3)	8,500	*
Richard J. Lindberg	2,000	*
Joon S. Moon	425,500	4.6
Jorge J. Morales	2,000	*
R. Jamison Williams, Jr.(4)	132,350	1.4
Julius A. Otten	4,000	*
Joseph D. Sarafa	41,200	*
Becker Capital Management, Inc.(5)	565,871	6.2
Hovde Capital Advisors LLC(6)	561,041	6.1
Security Management Company, LLC(7)	791,600	8.6
Wellington Management Company, LLP(8)	902,583	9.8
Wells Fargo & Company(9)	986,293	10.7
Wells Fargo Capital Management Incorporated(10)	892,757	9.7
All directors, director nominees and executive officers as a group (13 persons)	4,151,940	45.1

*	Represents less than 1%

(1)	The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the SEC. Each share of Common Stock is entitled to one vote.

(2)	Mr. Berry holds his shares through the John H. Berry and Christine M. Berry Living Trust dated June 1, 2004, for which Mr. Berry serves as the trustee.

(3)	Mr. MacLean holds 2,500 shares indirectly through the Lawrence Matthew MacLean Living Trust dated March 20, 2000, for which Mr. MacLean serves as trustee.

(4)	Mr. Williams holds 132,350 shares indirectly through the Richard Jamison Williams, Jr. Revocable Trust dated December 7, 2001, for which Mr. Williams serves as trustee.

(5)	Based on a Schedule 13G filed with the SEC on January 26, 2007. The business address of Becker Capital Management, Inc. is 1211 SW Fifth Avenue, Suite 2185, Portland, Oregon 97204.

(6)	Based on a Schedule 13G filed with the SEC on February 14, 2007. The business address of Hovde Capital Advisors LLC is 1826 Jefferson Place, N.W., Washington, D.C. 20036.

(7)	Based on a Schedule 13G filed with the SEC on February 12, 2007. The business address of Security Management Company, LLC is One Security Place, Topeka, Kansas 66636-001.

(8)	Based on a Schedule 13G/A filed with the SEC on February 14, 2007. The business address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(9)	Based on a Schedule 13G filed with the SEC on February 5, 2007. The business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104.

(10)	Based on a Schedule 13G filed with the SEC on February 5, 2007. The business address of Wells Fargo Capital Management Incorporated is 525 Market Street, San Francisco, California 94105.

ITEM 1 — ELECTION OF DIRECTORS

The Board currently consists of eight members serving three-year staggered terms. Three directors are to be elected at the annual meeting to serve until the annual meeting of shareholders in 2010. The Board recommends that the shareholders vote FOR each of the three directors listed below that stand for election.

Each of the nominees has consented to serve a three-year term. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee. Additional information regarding the nominees, the directors whose terms are not expiring, and management of the Company is contained under the caption “Management” below.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The Board currently consists of eight members divided into three classes serving staggered terms. Under the Company’s Corporate Governance Policies, a majority of the Company’s directors must not be officers or employees of the Company or its subsidiaries. Officers of the Company serve at the pleasure of the Board. The directors, executive officers and nominees for director of the Company are as follows:

Name	Age	Title	Term Ending

Dr. Joon S. Moon(1)	69	Director	2007
B. Matthew Petcoff(1)	46	Chief Operating Officer, Executive Vice President, Secretary and Director	2007
Joseph D. Sarafa(1)	52	Director	2007
Richard J. Lindberg	57	Director	2008
Jorge J. Morales	52	Director	2008
James G. Petcoff	51	Chief Executive Officer, President and Chairman of the Board	2008
Julius A. Otten	67	Director	2009
R. Jamison Williams, Jr.	65	Director	2009
John H. Berry	64	Treasurer
Paul B. Deemer	32	Vice President and Chief Actuary
Bradford T. Lyons	55	Senior Vice President — Underwriting
L. Matthew MacLean	36	Senior Vice President — Claims
Brian J. Roney	42	Chief Financial Officer and Senior Vice President — Finance

(1)	Standing for re-election to a three-year term.

Dr. Joon S. Moon has served as a director since June 2002. Since 1969, Dr. Moon has been the Chairman and Chief Executive Officer of Rooto Corporation, a manufacturer of consumer products including industrial and household chemicals. Since 1996, he has also served as the Chairman and Chief Executive Officer of Star Pacific, Inc., which also manufactures industrial and household chemicals. In addition, from August 2000 through August 2004, he served as a director of Rentrak Corp. a Nasdaq-listed company based in Portland, Oregon that leases videocassettes, DVDs and video games to video specialty stores and other retailers. Dr. Moon graduated with a B.S. degree in Chemical Engineering from Michigan State University in 1960 and a Ph.D. degree in Chemical Engineering from the University of California, Berkeley in 1963.

B. Matthew Petcoff has 18 years of experience in the insurance industry. He has served as our Chief Operating Officer and Executive Vice President since January 13, 2005 and as our Secretary since 2001. He joined North Pointe Insurance and North Pointe Financial in 1989 as Operations Manager, and has held numerous positions with our subsidiaries. Before May 1989, Mr. Petcoff served as a special projects engineer for Dow Corning Corporation, where his duties consisted of supervising aspects of new product development, product reliability and process engineering. He graduated with a B.S. degree from Michigan State University in 1983 and a M.B.A. degree from the University of Detroit in 1991. Mr. Petcoff is the brother of James G. Petcoff.

Joseph D. Sarafa has served as a director since our September 2005 initial public offering. Mr. Sarafa was admitted to the State Bar of Michigan in 1983 and has practiced law for 21 years. Since 2002, he has been of counsel with the law firm of Cummings, McClorey, Davis & Acho, P.L.C. From 1986 through 2002, he was the President of the Associated Food Dealers of Michigan. Mr. Sarafa currently serves as an advanced master gardener volunteer, is a member of the Economic Club of Traverse City Scholarship Committee and serves on the Traverse City Chamber Small Business Council. He has previously served on the Eastern Market Advancement Coalition, the Michigan Liquor Control Commission Customer Advisory Committee, Southfield Municipal Building Authority, Detroit Regional Chamber, Southfield Tax Increment Finance Authority, Western Michigan University Food Marketing

Program and University of Detroit President’s Cabinet. Mr. Sarafa graduated with a B.S. degree from The University of Michigan in 1977 and a J.D. degree from the University of Detroit School of Law in 1982.

Richard J. Lindberg has served as a director since July 2001. He has also served as a director of each of North Pointe Insurance and North Pointe Financial since 2000, North Pointe Casualty Insurance since 2001, and a director of Home Pointe Insurance since February 2005. Since 1998, he has been the Vice President Sales/Marketing of CNI, Inc., a company that manufactures and distributes trim for automobiles. Mr. Lindberg graduated with a B.A. degree from Northern Michigan University in 1970.

Jorge J. Morales has served as a director since July 2001. He also has served as a director of North Pointe Insurance and North Pointe Financial since 1988, North Pointe Casualty Insurance since 2001, and a director of Home Pointe Insurance since February 2005. Since 1998, he has been the President and Chief Executive Officer of CNI, Inc., a company that manufactures and distributes trim for automobiles. He has also served as the President of two employee staffing organizations: MMS, Inc. since 1997, and HR Alliance, Inc. since 2003. Mr. Morales graduated with a B.A. degree in Accounting from Oakland University in 1979.

James G. Petcoff has 29 years of experience in the insurance industry. He has been our President and a director since 2001 and our Chief Executive Officer and Chairman of the Board since January 13, 2005. Mr. Petcoff founded North Pointe Insurance and North Pointe Financial in 1986. He has been President, Chief Executive Officer and Chairman of the Board of North Pointe Financial since 1986. From 1999 to August 2004, he also has served as a director of Rentrak Corp., a Nasdaq-listed company based in Portland, Oregon that leases videocassettes, DVDs and video games to video specialty stores and other retailers. From 1980 to 1986, he served as an employee and in management positions at independent commercial insurance agencies. Mr. Petcoff graduated with a B.A. degree from Michigan State University in 1977, a M.B.A. degree from University of Detroit in 1980 and a J.D. degree from University of Detroit School of Law in 1992. He is the brother of B. Matthew Petcoff.

Julius A. Otten, CPA, has been a director since our September 2005 initial public offering. Beginning July 1999, Mr. Otten has acted as a consultant to the insurance industry. From July 1963 through June 1999, Mr. Otten was with KPMG LLP, serving as partner from July 1975 until his retirement in 1999. Mr. Otten serves as a director and chairman of the audit committees of Professionals Direct, Inc. (an insurance holding company traded on the OTCBB whose subsidiaries provide professional liability insurance and related services to attorneys and law firms in Michigan and other states) and of American Community Mutual Insurance Company (a Michigan domiciled multi-state health insurer). Mr. Otten graduated with a B.B.A. and M.B.A. from the Ross School of Business at The University of Michigan in 1962 and 1963, respectively.

R. Jamison Williams, Jr. has served as a director since June 2002. He was admitted to the State Bar of Michigan in 1972 and has practiced law for 35 years. Since 1973, he has been a shareholder and currently serves as the President of Williams, Williams, Rattner and Plunkett, P.C., a law firm in Birmingham, Michigan. He also serves as a director of several closely-held corporations, including Penske Corporation, Clarke Power Systems, Inc., Grindmaster Corporation, Nexlink Communications, Inc. and Unruh Fab, Inc. In addition, Mr. Williams serves on the boards of several nonprofit and educational organizations, including Michigan Opera Theater (currently Chairman of the Board), Detroit Symphony Orchestra, William Beaumont Hospital, The Jamison Williams Foundation and the University of Michigan’s Center for Hearing Disorders. Mr. Williams graduated with a B.A. degree from Princeton University in 1963 and a J.D. degree from The University of Michigan Law School in 1966.

John H. Berry, CPA, has 32 years of experience in the insurance industry and 37 years of experience as an accountant. He has served as our Treasurer since 2001 and was our Chief Financial Officer until May 2006. Mr. Berry joined us in 1993 as a General Manager and Treasurer of N.P. Premium Finance and was appointed Chief Financial Officer of North Pointe Financial later that year. Prior to joining us, Mr. Berry was Chief Financial Officer of O/E Management Services, Inc. from 1992 through 1993. Mr. Berry was employed by Kmart Corporation from 1976 through 1992, during which time he held numerous, primarily insurance-related positions, including President of KM Insurance Company, Kmart’s insurance subsidiary, and Risk Manager, Legal Department Staff. Prior to 1976, Mr. Berry held positions with Citizens Insurance Company and PricewaterhouseCoopers LLP. Mr. Berry earned a B.B.A./Accounting degree from Eastern Michigan University in 1967. He is a Certified Public Accountant.

Paul B. Deemer has served as our Vice President and Chief Actuary since November 2006 and is responsible for reserving, ratemaking and reinsurance. Prior to joining us in 2006, he was an actuary with Acuity in Sheboygan, Wisconsin. Mr. Deemer received a B.S. degree from Eastern Michigan University in 1996. He is a Member of the American Academy of Actuaries and a Fellow of the Casualty Actuarial Society.

Bradford T. Lyons has 33 years of experience in the insurance industry. He has served as our Senior Vice President-Underwriting since January, 2005. Mr. Lyons joined North Pointe Insurance and North Pointe Financial in January 1992 as our underwriting manager. In 1993, he became Vice President of Underwriting, and Mr. Lyons has served in such capacity since that time. Prior to joining North Pointe Insurance, he served as a Branch Manager for Reliance Insurance Company from 1983 through 1992. Mr. Lyons joined The Insurance Company of North America in 1973. The Insurance Company of North America later merged with Cigna, where Mr. Lyons held various underwriting and management positions. Mr. Lyons graduated with a B.A. degree from Hope College in 1973.

L. Matthew MacLean has served as our Senior Vice President-Claims since January, 2005. Mr. McLean joined the claims department of North Pointe Insurance in 1998, was named Assistant Vice President-Claims in 1999, and Vice President-Claims in 2000. He manages the professional and paraprofessional staff that is responsible for handling claims filed against our insureds. From 1992 through 1998 he was employed as a claims adjuster by LVM Company, which in turn contracted him to North Pointe. Mr. MacLean graduated with a B.A. degree from Michigan State University in 1992 and a J.D. degree from University of Detroit School of Law in 1998. He was admitted to the State Bar of Michigan in 1998. He is the son of Lawrence V. MacLean, a director of North Pointe Financial and North Pointe Insurance.

Brian J. Roney has served as our Chief Financial Officer since May 2006 and as Senior Vice President-Finance since January, 2005. He joined North Pointe Financial in 1999 and was given responsibility for mergers and acquisitions, personal lines planning and business planning for special projects. He has served as North Pointe Financial’s Vice President-Finance since the fall of 2002. Before joining us in 1999, he worked for ten years in the securities industry. During that time, he was Director of Corporate Syndications with Roney and Company, a Michigan-based broker dealer (and its successors), where he specialized in mergers and acquisitions and offerings for investment banking clients. He was also a principal of Roney and Company prior to its sale in 1999. Mr. Roney graduated with B.S./B.A. degrees from the University of Notre Dame in 1986 and with a M.B.A. degree from the University of Detroit in 1988.

THE BOARD AND COMMITTEES

During 2006, the Board consisted of eight directors, held four meetings and acted eight times by unanimous written consent. The table below sets forth the membership and meeting information for the four standing committees of the Board in 2006:

Nominating and
Corporate
Name	Audit	Compensation	Governance	Finance

James G. Petcoff	—	—	—	—
B. Matthew Petcoff	—	—	—	—
Richard J. Lindberg	x	x	x	x
Joon S. Moon	—	—	—	Chairperson
Jorge J. Morales	—	Chairperson	—	—
R. Jamison Williams, Jr.	—	x	—	x
Julius A. Otten	Chairperson	—	x	—
Joseph D. Sarafa	x	—	Chairperson	—
Number of Meetings	10	5	3	1

The Company’s Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Lindberg, Morales, Otten, Sarafa and Williams are “independent” from management, as defined by the rules adopted by the SEC, Nasdaq National Market listing Standards and the Company’s Corporate Governance

Policies. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the categorical and other criteria for independence set forth in the Company’s Corporate Governance Policies.

The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. The Finance Committee is comprised of three members, one of whom, Mr. Moon, has been deemed not to be an independent director. During 2006, all directors attended at least 75% of the meetings of the Board and all committees of the Board on which they served. Directors are expected to attend all meetings, including the annual meeting of shareholders, and it is the Company’s policy to schedule a meeting of the Board on the date of the annual meeting of shareholders. All members of the Board attended the 2006 annual meeting of shareholders. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the Chief Executive Officer and other members of management on matters that affect the Company.

Non-management directors are required to regularly hold scheduled executive sessions in which non-management directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board. Each meeting, the position of presiding director is rotated in alphabetical order among the non-management directors. For more information regarding the Company’s Board and other corporate governance procedures, see “Corporate Governance” below. For information on how you can communicate with the Company’s non-management directors, including the presiding director, see “Communicating with the Board” below.

Audit Committee.  The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting and financial reporting processes, including engagement of the independent registered public accounting firm, reviewing audit results and monitoring the effectiveness of the Company’s internal audit function. See “Report of the Audit Committee.” A copy of the Audit Committee’s charter can be found on the Company’s website, www.npte.com, in the Corporate Governance subsection of the Investor Relations section.

Each of the directors on the Audit Committee is financially literate. The Board has determined that Julius A. Otten, CPA, qualifies as an “audit committee financial expert” within the meaning of SEC regulations and that he has the accounting and related financial management expertise required by the Nasdaq listing requirements.

Compensation Committee.  The Compensation Committee’s primary responsibility is to review the compensation and employee benefit policies applicable to employees of the Company and, in particular, senior management. See “Executive Compensation Discussion and Analysis.” The Compensation Committee’s charter is posted at www.npte.com in the Corporate Governance subsection of the Investor Relations section.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending director nominees for each Board committee. In recommending candidates to the Board, and as part of the selection and nomination process, the Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The process also seeks to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business.

The Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company’s current directors and management. The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Secretary of the Company and are in accordance with the Company’s by-laws. The Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. The Company did not receive any timely nominations of directors by shareholders for the 2007 annual meeting of shareholders.

Under the Company’s by-laws, shareholders must follow an advance notice procedure to nominate candidates for election as directors (or to bring other business before an annual meeting). Under these procedures, a shareholder that proposes to nominate a candidate for director or propose other business at the annual meeting of shareholders, must give the Company written notice of such nomination or proposal not less than 30 days and not more than 60 days prior to the meeting; if, however, the shareholder received less than 40 days notice or public disclosure of the meeting, then the notice, to be timely, must be received by the Company’s Secretary no later than the close of business on the 10th day following the date on which the notice of the meeting was mailed by the Company. The notice must include:

•	the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules in the event of an election contest;

•	the name and address of the shareholder making the nomination;

•	the class and number of shares of Company stock that the nominating shareholder, and the person or persons being nominated, owns; and

•	the consent of each nominee to serve as a director if elected.

The Nominating and Corporate Governance Committee is also responsible for recommending to the Board appropriate Corporate Governance Policies applicable to the Company and overseeing governance issues.

The Nominating and Corporate Governance Committee’s charter is posted at www.npte.com in the Corporate Governance subsection of the Investor Relations section.

Finance Committee.  The Finance Committee is primarily responsible for reviewing and monitoring the Company’s capital structure policies, long and short-term debt levels, dividend policy, issuance of securities, exposure to fluctuations in interest rates, share repurchase programs and other financial matters deemed appropriate by the Board; approving terms of sales of the Company’s securities when the Board does not exercise those powers; reviewing the Company’s financial forecasts, operations and maintenance and capital budgets; reviewing the Company’s employee savings plans; reviewing the Company’s corporate insurance coverage; and reporting regularly to the Board concerning the Committee’s activities.

The Finance Committee’s charter is posted at www.npte.com in the Corporate Governance subsection of the Investor Relations section.

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Policies, a copy of which can be found at the Company’s web site, www.npte.com, in the Corporate Governance subsection of the Investor Relations section. These guidelines address, among other things, a director’s responsibilities, qualifications, including independence, compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending to the Board any changes to the guidelines.

The Board also has adopted a Board and All Employee Code of Business Conduct (together, the “Code”), which sets out basic principles to guide the actions and decisions of all of the Company’s employees, officers and directors. The Code, also available at the Company’s web site in the Corporate Governance subsection of the Investor Relations section, covers topics such as honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities, and confidentiality, as well as numerous other topics. Waivers of the Code are discouraged, but any waiver that relates to the Company’s executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed on the Company’s website in the Corporate Governance subsection of the Investor Relations section.

A copy of the Company’s Committee charters, the Board and All Employee Code of Business Conduct and Corporate Governance Policies will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: North Pointe Holdings Corporation, 28819 Franklin Road, Southfield, Michigan 48034.

COMMUNICATING WITH THE BOARD

Any shareholder or interested party, who wishes to communicate with the Board or any specific director, including non-management directors, the presiding director, or committee members, may write to:

North Pointe Holdings Corporation
Attn: Board of Directors
28819 Franklin Road, Southfield, Michigan 48034

Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

•	attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board, or an individual member, e.g. the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

To submit concerns regarding accounting matters, shareholders and other interested persons may also submit concerns on a confidential and anonymous basis at the Company’s website in the Corporate Governance subsection of the Investor Relations section.

Communications will be made available to directors at any time upon their request.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Program

The Compensation Committee of the Board of Directors (the “Committee”), composed entirely of independent directors, administers the executive compensation program for North Pointe Holdings Corporation and its subsidiary corporations (collectively, the “Company”). It also oversees the Company’s compensation and benefit plans and policies. It administers the Company’s stock plans (including reviewing and approving equity grants to employees). The Committee further reviews and approves annually all compensation decisions relating to the Principal Executive Officer, Principal Financial Officer, three other most highly compensated executive officers who received $100,000 or more in total compensation (collectively, the “Named Executive Officers”, or “NEO”), and the other executive officers of the Company.

The Committee is authorized under its charter to engage the services of outside advisors, experts and others. At this time, the Committee has not engaged the services of any such persons.

General Compensation Philosophy

The Committee believes that the compensation paid to executive officers should be closely aligned with the achievement of specific short-term, long-term and strategic goals by the Company. At the same time, the Committee also believes that such compensation must ensure that the Company can be successful in attracting and retaining key executives critical to its long-term success. Compensation should be structured to ensure that a significant portion of compensation opportunity is directly related to the Company’s stock performance and other factors that directly and indirectly influence shareholder value. To that end, it is the view of the Committee that the total compensation program for executive officers should consist of the following:

•	Base salaries;

•	Annual cash incentive awards;

•	Long-term, equity-based incentive compensation, primarily in the form of stock options; and

•	Certain other benefits.

The Committee considers recommendations from the Chairman and Chief Executive Officer (“CEO”) regarding total compensation for those executives reporting directly to him. Management provides to the Committee historical and prospective information with respect to the total compensation components for each executive officer.

Significant elements of the Company’s executive compensation program are set forth in the following materials (which are described in further details below):

•	Employment Agreements, each, for CEO, James G. Petcoff, and Chief Operating Officer (“COO”), B. Matthew Petcoff;

•	Annual Incentive Compensation Plan for NEO and other key employees; and

•	Equity Incentive Plan for NEO, non-employee directors and other key employees.

In addition, the Company also provides certain other miscellaneous benefits, in form of perquisites, benefits, etc.

Compensation Tally Sheets

The Company intends to continue its strategy of compensating its executives through base salary, discretionary bonuses, option awards and other benefits. Because of the Company’s use of option awards and because the Company’s annual cash incentive awards are linked to the Company’s return on equity, total executive compensation is significantly impacted by the performance of the Company. The Committee believes that the Company’s compensation is structured to ensure that there is an appropriate balance between the long-term and short-term performance of the Company, and also a balance between the Company’s financial performance and shareholder return. The Committee believes that the Company’s 2006 compensation to its NEO was consistent with its financial performance and the individual performance of each of the NEO, and also believes that the compensation was reasonable in its totality. Compensation tally sheets for each of the NEO were prepared for, and reviewed by, the Committee. These tally sheets affixed dollar amounts to all components of the NEO’s 2006 compensation, including current pay (salary and bonus), deferred compensation, outstanding equity awards, benefits, perquisites and potential change-in-control severance payments. The Committee has committed to review tally sheets at least on an annual basis.

Base Salaries

The base salaries of the NEO are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to industry. The 2006 salaries for the NEO reflect these principles. As of December 31, 2006, the base salaries for the CEO and the COO were $787,500 and $390,000, respectively. The base salary for the chief financial officer as of December 31, 2006 was $220,000. The base salaries for the remainder of the NEO are disclosed in the Summary Compensation Table. In determining base salaries, the Committee relied upon the 2006 base salary compensation survey issued by the Property Casualty Insurance Association of America. The Committee determined that the appropriate peer group for comparison purposes was the subset of 32 companies, out of 69 total companies, with a premium volume between $100 and $200 million. For 2006, the Committee was satisfied that the Company’s executive base salaries were within the peer group range.

Employment Agreements with Executive Officers

The Company entered into separate employment agreements, each, with the CEO, James G. Petcoff, and COO, B. Matthew Petcoff, in June 2005 for an initial term of five years, subject to automatic one-year extensions unless either party provides written notice of termination at least 90 days prior to the expiration of any term. Under these agreements, the Company pays base salaries of $750,000 and $367,000 to James G. Petcoff and B. Matthew Petcoff, respectively, subject to annual adjustments. Each of these executive officers may also receive additional amounts as participants in the Company’s Equity Incentive Plan, and otherwise as bonus, incentive or equity compensation as the Committee may determine in accordance with regular compensation practices. These officers are also entitled to receive other standard employee benefits and certain perquisites, including a car allowance and social or club fees and dues.

These employment agreements provide that, for a period of 24 months following the termination of employment, each of James G. Petcoff and B. Matthew Petcoff may not compete with the Company or solicit its employees or customers. Further, each of the agreements provides that, during and after the term of employment, the executive officer will not disclose or improperly use confidential information relating to Company’s business.

If the Company terminates the employment of either James G. Petcoff or B. Matthew Petcoff without cause as defined in the applicable agreement, or if the executive officer terminates his employment for good reason following a change in control, as those terms are defined in the applicable agreement, the executive officer will be entitled to receive the greater of (i) his base salary for the remainder of the contract term or (ii) an amount equal to three times the sum of his current base salary, plus 50% of the cash bonus paid or due the executive for the last fiscal year. If the Company terminates the employment of either James G. Petcoff or B. Matthew Petcoff for cause, as defined in the applicable agreement, or if the executive officer resigns, the executive officer will be entitled to receive accrued compensation. If either James G. Petcoff or B. Matthew Petcoff terminates his employment for cause, as defined in the applicable agreement, he will be entitled to his base salary for the remainder of the contract term, plus an amount equal to three times his cash bonus for the previous calendar year. If either James G. Petcoff or B. Matthew Petcoff dies or becomes disabled, as defined in the applicable agreement, the executive (or his estate or personal representative) will be entitled to receive his monthly base salary, less any disability payments from insurance for which we have paid the premiums, until the earlier to occur of the end of the contract term or the executive reaching the age of 70, plus an amount equal to three times his cash bonus for the previous calendar year.

Evaluation of CEO/CFO and NEO Performance in 2006

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Company’s CEO/CFO and NEO.

In 2006, the Committee considered management’s continuing achievement of its short and long-term goals versus its strategic imperatives. These goals, among others, included:

•	The Company’s return on equity;

•	Development, communication to shareholders and employees, and implementation of a financial plan that is designed to increase shareholder value;

•	Development and training of divisional managers and staff; and

•	Evaluation and implementation of strategic acquisitions.

The Committee based their compensation decisions for the CEO on their assessment of the Company’s performance and his performance based on the objectives listed above.

The Company’s goal is to achieve a 15% return on equity. The Committee considers that goal to be a stretch target, which the Company is unlikely to meet on a consistent basis. For 2006, the 15% return on equity goal represented a significant stretch for the organization given the dynamic business environment, the tightness in the reinsurance market and the cancellation of significant commercial business in Florida. Also evaluated by the Committee in assessing management’s performance were potential returns on new initiatives and the expansion of the Company of new markets both in terms of geography and products. The Committee felt that the goal of effectively communicating strategy and financial results to increase shareholder value was met. Although the Company did not complete any acquisitions in 2006, the Committee was aware of the continuing efforts of the CEO and CFO in this regard. Cash bonuses paid by the Company to its CEO and COO for 2006 were in the range of 20% of base salary, and for the Company’s other NEOs cash bonuses were approximately 10% of base salary. These amounts are well below the payout levels (100% of base salary for the CEO, 65% of base salary for the COO and 50% of base salary for the other NEOs) which would have been associated with achieving a 15% return on equity.

Annual Incentive Compensation Plan

On June 10, 2005, the Committee adopted and approved the Annual Incentive Compensation Plan, (the “Incentive Plan”), to provide an incentive compensation system for the Company’s key employees consistent with the Company’s goals and objectives as previously described. The Incentive Plan is intended to provide for the payment of amounts that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Awards

Under the Incentive Plan, the Committee selects the key employees who will become participants prior to the commencement of each fiscal year (or such later date as may be permitted under Section 162(m)). The Committee can also select an employee to become a participant mid-year if an employee is hired or promoted after the first day of the year.

The Committee fixes a target cash award for each participant at the same time that it selects the eligible employee participants, provided that no participant may receive a payment under the Incentive Plan in any fiscal year of the Company of more than $5.0 million. A participant’s target cash award may be specified as a percentage of compensation, a fixed dollar amount or in any other manner the Committee determines. Compensation generally means the participant’s annualized base salary as of the end of the performance period. The Committee may, at the time it grants an award, include or exclude types of compensation for purposes of determining a participant’s target award.

The Committee also determines, with respect to each participant, the performance category or categories that will be applied to determine the size of the participant’s final performance award and the performance period over which those categories will be determined. The Incentive Plan specifies that the Committee may use any one or more of the financial performance categories set forth in the Incentive Plan for any one or more participants. In addition to the financial performance categories, the Committee may establish other performance measures for awards not intended to comply with Section 162(m), including individual performance measures and subjective performance targets.

For each performance category that the Committee selects as the basis for potential awards, the Committee also establishes the specific target(s) that must be met with respect to each such category. The target(s) may be established as a linear scale, a step scale, a change (increase or decrease) over a period of time, measures in the alternative, or any other type of function or form of measurement that the Committee determines. The Committee must select the manner of measuring the target so that, at the end of the performance period, a performance percentage may be objectively calculated for any given level of actual performance within that category during the performance period.

Following the end of the performance period for an award, the Committee calculates the performance award amount for the participant. The Committee must approve the calculations and may, in its sole discretion, increase (unless the participant is subject to Section 162(m)) or reduce the amount of the formula cash award by up to 25%. The maximum performance award, less any reduction determined by the Committee, equals the final performance award payable to such participant for the applicable performance period.

For 2006 and 2007, the Company’s performance criteria and formula payout levels are as follows:

Return on Equity	Chief Executive Officer	Chief Operating Officer	Vice Presidents

< 5%	No Bonus	No Bonus	No Bonus
5.1% - 6.0%	≤ 10% of Salary	≤ 10%	≤ 5%
6.1% - 7.0%	≤ 20% of Salary	≤ 20%	≤ 10%
7.1% - 8.0%	≤ 30% of Salary	≤ 30%	≤ 15%
8.1% - 9.0%	≤ 40% of Salary	≤ 35%	≤ 20%
9.1% - 10.0%	≤ 50% of Salary	≤ 40%	≤ 25%
10.1% - 11.0%	≤ 60% of Salary	≤ 45%	≤ 30%
11.1% - 12.0%	≤ 70% of Salary	≤ 50%	≤ 35%
12.1% - 13.0%	≤ 80% of Salary	≤ 55%	≤ 40%
13.1% - 14.0%	≤ 90% of Salary	≤ 60%	≤ 45%
14.1% - 15.0%	≤ 100% of Salary	≤ 65%	≤ 50%
15.1% - 16.0%	≤ 110% of Salary	≤ 70%	≤ 55%
16.1% - 17.0%	≤ 120% of Salary	≤ 75%	≤ 60%
17.1% - 18.0%	≤ 130% of Salary	≤ 80%	≤ 65%
18.1% - 19.0%	≤ 140% of Salary	≤ 85%	≤ 70%
19.1% - 20.0%	≤ 150% of Salary	≤ 90%	≤ 75%

(1)	Return on consolidated equity, calculated as consolidated net income after bonus pool accrual divided by prior year-end consolidated net worth.

(2)	Bonus pool accrual increases by 10% of salary for each percentage point of return on equity over 20%.

Long-Term Incentive Compensation

The Committee believes that equity-based compensation ensures that Company’s executive officers have a continuing stake in the long-term success of the company.

On June 10, 2005 the Company’s board of directors adopted, and on July 8, 2005, its shareholders approved, the Equity Incentive Plan (the “EIP”), to enable the Company to attract, retain and motivate key employees and directors through equity-based compensatory awards including restricted stock awards, performance shares, stock options and stock appreciation rights.

Shares Reserved

The maximum number of shares of common stock reserved for issuance under the EIP is 10% of the then-current number of shares of common stock issued and outstanding. These shares may be awarded as deemed appropriate by the Committee.

Limitations on Awards

During any calendar year, key employees are limited in the number of grants they may receive under the EIP. No key employee may receive during any year options for more than 200,000 shares, stock appreciation rights with respect to more than 200,000 shares, more than 200,000 shares of restricted stock and/or an award for more than 200,000 performance shares.

Administration

The Committee administers the EIP which provides it with the authority to, among other things, select plan participants, determine the type and amount of awards, determine when the awards will be granted, determine award terms, fix all other conditions of any awards, interpret the EIP and any plan awards, and delegate certain of its authority and duties.

Eligibility

Key employees of the Company and subsidiaries, and non-employee directors of the Company may participate in the EIP.

The Plan also provides for awards of restricted stock to both key employees and to non-employee directors, entitling the recipients to acquire or receive shares of Company common stock that are subject to those vesting, transferability, forfeiture, repurchase and other conditions as the Committee may determine.

Restricted Stock Awards To Key Employees

The maximum number of shares of restricted stock awards that may be granted to key employees under the EIP is 500,000. Restricted shares granted to key employees are subject to restrictions as determined by the Committee (including limitation on voting rights and the right to receive dividends). The Committee will also determine whether any dividends paid with respect to the restricted shares will be held in escrow or otherwise deferred. The restricted shares will be evidenced as determined by the Committee and may themselves be held in escrow pending the lapse of all restrictions. Any stock certificates issued with respect to restricted shares will contain legends describing the restrictions on the stock. At the end of the restriction period, stock certificates without restrictive legends will be delivered to the key employees, or, if stock certificates with legends were previously issued, the legends on these certificates will be removed. If a key employee’s employment terminates for any reason during the restriction period, the employee will forfeit all shares of restricted stock still subject to restriction, unless the Committee determines that it is in the Company’s best interest to waive the restrictions.

Performance Shares

The EIP provides that the Company may grant up to 500,000 performance shares to its key employees, subject to amendment by the Committee as set forth in the EIP. Performance shares entitle the recipient to acquire shares of the common stock upon the attainment of specified performance goals as described in the EIP. The Committee may determine in its discretion the specific performance goals applicable under each performance share award, the periods during which performance is to be measured and all other limitations and conditions applicable to the award. The Committee may alter performance goals, subject to shareholder approval, to qualify the performance shares for the performance-based exception contained in Section 162(m) of the Internal Revenue Code. The Committee may also grant performance shares that do not meet this performance-based exception. Following the end of the performance period, if the performance goals have been met, certificates representing the number of shares equal to the performance shares payable shall be delivered to the key employee.

Stock Options

Key employees may be granted stock options under the EIP that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, or stock options that are not intended to so qualify. Under the EIP, the Company may grant incentive stock options for no more than 500,000 shares. The Committee may fix the term and vesting schedule of each stock option, but no incentive stock option will be exercisable more than 10 years after the date of grant. The exercise price of each incentive stock option must not be less than 100% of the fair market value of our common stock on the grant date. The exercise price of each stock option granted under the EIP will be paid in the form(s) specified by the Committee, and may be made in a single payment, in installments, or on a deferred basis, as prescribed by the Committee. Stock options are not transferable except by will or the laws of descent and distribution.

For the year 2006, the Committee awarded stock options to the NEO and other executives. The options were granted on November 27, 2006 (the “Grant Date”), exercisable at the Grant Date closing price of $10.50 per share. The options vest equally over a period of five years, except that they vest earlier upon the death or disability of the optionee. The options expire on the tenth anniversary of the grant date, unless they expire earlier due to termination of employment. In 2006, the Committee awarded 20,000, 10,000 and 5,000 option shares to the James G. Petcoff, B. Matthew Petcoff and Brian J. Roney, respectively.

OTHER BENEFITS

Perquisites

As of December 31, 2006, the Company made automobile lease payments for James G. Petcoff and B. Matthew Petcoff, in the amounts of $15,523 and $17,620, respectively, consistent with their employment agreements. Additional gas, repairs and insurance expenses in connection with these automobiles in the amounts of $7,479 and $7,838 were paid for James G. Petcoff and B. Matthew Petcoff, respectively. The Company also paid club dues and fees of $102,474 and $10,680 for James G. Petcoff and B. Matthew Petcoff, respectively. The Company paid internet access expenses of $286 for B. Matthew Petcoff. The Company paid automobile lease payments of $18,069, gas, insurance and maintenance expenses of $8,337 and club dues and fees of $8,100 for Bradford T. Lyons.

Severance Payments

See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits to the named executive officers under compensation plans and arrangements described above upon termination of employment or a change of control of the Company.

Employment Agreements.  Each of Messrs. James G. Petcoff and B. Matthew Petcoff is party to an employment agreement with the Company, initially entered into in 2005, that provides for certain severance benefits. All other named executive officers are at-will employees of the Company.

Change of Control Provisions.  The employment agreements with Messrs. James G. Petcoff and B. Matthew Petcoff contain change of control provisions. The Committee believes that such provisions are in the best interests of the Company and its shareholders to ensure the continued dedication of such executives, notwithstanding the possibility, threat or occurrence of a change of control. The Committee believes it is imperative to diminish the inevitable distraction of such executives by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such executives with compensation and benefits arrangements upon a change of control that ensure that such executives’ compensation and benefits expectations will be satisfied and such compensation and benefits are competitive with those of other corporations.

A fundamental feature of these provisions that is different from some change of control agreements is that most of the benefits have a “double-trigger,” which means that two events must occur for payments to be made (a change of control and a significant shift, within 24 months of the change in control, in the nature and scope of the executive’s duties prior to the change in control, giving the executive the right to terminate his employment and to receive severance payments as though the Company had terminated him without cause). This is consistent with the purpose of the change in control provisions, which is to provide executives with a level of financial protection upon loss of employment.

2007 Changes to Executive Compensation

Beginning the year 2007, the Committee instituted certain changes to executive compensation. These changes were designed to further enhance transparency and to strengthen the goal of aligning pay to performance. The Committee eliminated the automobile lease, the associated automobile expenses, club dues and fees and internet access expenses for James G. Petcoff, B. Matthew Petcoff and Bradford T. Lyons. In lieu thereof, the Committee increased their base pay salaries by the amounts of $68,300, $43,200 and $27,750, respectively.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors has reviewed and discussed the above Compensation Discussion & Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s proxy statement.

The Compensation Committee:

Mr. Jorge J. Morales, Chair
Mr. Richard J. Lindberg
Mr. R. Jamison Williams, Jr.

SUMMARY COMPENSATION TABLE

The following table sets forth for each of the NEO: (i) the dollar value of base salary and bonus earned during the year ended December 31, 2006; (ii) the aggregate grant date fair value of option awards granted during the year, computed in accordance with FAS 123(R); (iii) all other compensation for the year; and, (iv) the dollar value of total compensation for the year. None of the NEO received stock awards or non-equity incentive plan compensation in 2006 or benefited from any change in pension value or non-qualified deferral compensation earnings during 2006.

							Change in
							Pension Value
							and
					Option	Non-Equity	Nonqualified	All Other
		Salary	Bonus	Stock	Awards	Incentive Plan	Deferred	Compensation	Total
		($)	($)	Awards	($)	Compensation	Compensation	($)	($)
Name and Principal Position	Year	(a)	(b)	($)	(c)	($)	Earnings ($)	(d)	(e)

James G. Petcoff	2006	$782,813	$157,500	—	$81,600	—	—	$125,521	$1,147,434
CEO, President, Chairman of the Board
Brian J. Roney	2006	$209,000	$19,000	—	$20,400	—	—	—	$248,400
CFO
B. Matthew Petcoff	2006	$387,188	$78,000	—	$40,800	—	—	$36,424	$542,412
COO, Executive Vice President, Secretary, Director
Bradford T. Lyons	2006	$201,250	$20,000	—	$28,560	—	—	$34,505	$284,315
Senior Vice President
L. Matthew MacLean	2006	$225,210	$21,000	—	$24,480	—	—	—	$270,690
Senior Vice President
John H. Berry	2006	$197,750	$19,000	—	—	—	—	—	$216,750
Treasurer, Former CFO

Explanatory Notes for Columns:

(a)	The dollar value of base salary earned during the fiscal year.

(b)	The dollar value of bonus earned during the fiscal year.

(c)	The aggregate grant date fair value of option awards (with or without tandem SARs) computed in accordance with FAS 123(R). On November 27, 2006, certain employees were granted options to purchase shares of the Company’s common stock for $10.50 per share, subject to vesting. The options become exercisable in equal 20% installments on each anniversary of the grant date, commencing with the first anniversary thereof. The options expire on the tenth anniversary of the grant date or 90 days following termination of employment, whichever occurs first. The fair value of the stock options was estimated at the date of grant using the Black-Scholes option pricing model and employing the following assumptions:

Fair Value of underlying common stock:	$10.50/share
Weighted average life of options:	6.5 years
Risk-free interest rate:	4.46%
Dividend yield:	0.00%
Weighted average volatility assumption:	28.20%

(d)	All other compensation, including perquisites.

(e)	The dollar value of total compensation for the year, equal to the sum of columns (a) through (d).

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that were made to the named executive officers during 2006, which include only equity-based incentive awards. The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards. Equity incentive-based awards are subject to a performance condition or a market condition as FAS 123(R) defines those terms.

								All	All Other
								Other	Option	Exercise
		Estimated			Estimated			Stock	Awards:	or Base
		Under			Future			Awards:	Number of	Price of
		Non-Equity	Future		Under Equity		Payout	Number of	Securities	Option
	Grant	Plan Awards	Payouts	Incentive	Awards	Incentive	Plans	Shares	Underlying	Awards
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Options (#)	($/Sh)
Name	(a)	($)	($)	($)	(#)	(#)	(#)	or Units	(b)	(c)

James G. Petcoff	11/27/06	—	—	—	—	—	—	—	20,000	$10.50
CEO, President, Chairman of the Board
Brian J. Roney	11/27/06	—	—	—	—	—	—	—	5,000	$10.50
CFO
B. Matthew Petcoff	11/27/06	—	—	—	—	—	—	—	10,000	$10.50
COO, Executive Vice President, Secretary, Director
Bradford T. Lyons	11/27/06	—	—	—	—	—	—	—	7,000	$10.50
Senior Vice President
L. Matthew MacLean	11/27/06	—	—	—	—	—	—	—	6,000	$10.50
Senior Vice President
John H. Berry	—	—	—	—	—	—	—	—	—	—
Treasurer, Former CFO

Explanatory Notes for Columns:

(a)	The grant date for equity-based option awards.

(b)	The number of shares underlying options granted in the fiscal year.

(c)	The per-share exercise or base price of the options granted in the fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding option and stock awards held by the NEO at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
									Equity
									Incentive Plan
									Awards:
			Equity					Equity	Market or
			Incentive Plan					Incentive	Payout Value
	Number of	Number of	Awards				Market Value	Plan Awards:	of Unearned
	Securities	Securities	Number of			Number of	of Shares or	Number of	Shares, Units
	Underlying	Underlying	Securities			Shares or Units	Units or Other	Unearned	or Other
	Unexercised	Unexercised	Underlying	Option	Option	of Stock That	Rights That	Shares, Units or	Rights That
	Options (#)	Options (#)	Unexercised	Exercise	Expiration	Have Not	Have Not	Other Rights	Have Not
	Exercisable	Unexercisable	Unearned	Price ($)	Date	vested (#)	Vested	That Have Not	Vested
Name	(a)	(b)	Options	(c)	(d)	(e)	(f)	Vested	($)

James G. Petcoff	20,000	80,000	—	$12.00	9/28/15	—	—	—	—
CEO, President, Chairman of the Board
James G. Petcoff	—	20,000	—	$10.50	11/27/16	—	—	—	—
CEO, President, Chairman of the Board
Brian J. Roney	5,000	20,000	—	$12.00	9/28/15	—	—	—	—
CFO
Brian J. Roney	—	5,000	—	$10.50	11/27/16	—	—	—	—
CFO
B. Matthew Petcoff	10,000	40,000	—	$12.00	9/28/15	—	—	—	—
COO, Executive Vice President, Secretary, Director
B. Matthew Petcoff	—	10,000	—	$10.50	11/27/16	—	—	—	—
COO, Executive Vice President, Secretary, Director
Bradford T. Lyons	7,000	28,000	—	$12.00	9/28/15	—	—	—	—
Senior Vice President
Bradford T. Lyons	—	7,000	—	$10.50	11/27/16	—	—	—	—
Senior Vice President
L. Matthew MacLean	6,000	24,000	—	$12.00	9/28/15	2,000	$21,200	—	—
Senior Vice President
L. Matthew MacLean	—	6,000	—	$10.50	11/27/16	—	—	—	—
Senior Vice President
John H. Berry	5,000	20,000	—	$12.00	9/28/15	—	—	—	—
Treasurer, Former CFO

Explanatory Notes for Columns:

(a)	On an award-by-award basis, the number of shares underlying unexercised options that are exercisable.

(b)	On an award-by-award basis, the number of shares underlying unexercised options that are unexercisable.

(c)	For each instrument reported in columns (a) and (b), the exercise price.

(d)	For each instrument reported in columns (b) (c) and (d), as applicable, the expiration date.

(e)	The total number of shares of stock that have not vested and that are not reported.

(f)	The aggregate market value of shares of stock that have not vested and that are not reported in column.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock during 2006 for each of the named executive officers on an aggregated basis:

	Option Awards		Stock Awards
			Number of
	Number of		Shares Acquired	Value Realized
	Shares Acquired	Value Realized	on Vesting (#)	on Vesting ($)
Name	on Exercise (#)	on Exercise ($)	(a)	(b)

James G. Petcoff	0	—	—	—
CEO, President, Chairman of the Board
Brian J. Roney	0	—	—	—
CFO
B. Matthew Petcoff	0	—	—	—
COO, Executive Vice President, Secretary, Director
Bradford T. Lyons	0	—	—	—
Senior Vice President
L. Matthew MacLean	0	—	500	$4,460
Senior Vice President
John H. Berry	0	—	—	—
Treasurer, Former CFO

Explanatory Notes for Columns:

(a)	The number of shares of stock that have vested.

(b)	The aggregate dollar value realized upon vesting of stock (i.e., the number of shares times the market price of the underlying shares on the vesting date), or upon the transfer of an award for value.

PENSION BENEFITS

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in the Company’s audited financial statements for the year ended December 31, 2006. The table also reports any pension benefits paid to each named executive officer during the year.

Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

James G. Petcoff	—	—	—	—
CEO, President, Chairman of the Board
Brian J. Roney	—	—	—	—
CFO
B. Matthew Petcoff	—	—	—	—
COO, Executive Vice President, Secretary, Director
Bradford T. Lyons	—	—	—	—
Senior Vice President
L. Matthew MacLean	—	—	—	—
Senior Vice President
John H. Berry	—	—	—	—
Treasurer, Former CFO

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth annual executive and company contributions under non-qualified defined contribution and other deferred compensation plans, as well each named executive officer’s withdrawals, earnings and fiscal-year end balances in those plans:

	Executive	Registrant		Aggregate	Aggregate
	Contributions	Contributions in	Aggregate Earnings	Withdrawals/	Balance at
	in Last FY	Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

James G. Petcoff	—	—	—	—	—
CEO, President, Chairman of the Board
Brian J. Roney	—	—	—	—	—
CFO
B. Matthew Petcoff	—	—	—	—	—
COO, Executive Vice President, Secretary, Director
Bradford T. Lyons	—	—	—	—	—
Senior Vice President
L. Matthew MacLean	—	—	—	—	—
Senior Vice President
John H. Berry	—	—	—	—	—
Treasurer, Former CFO

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation received by each of the Company’s directors during the year ended December 31, 2006;

					Change in
					Pension
					Value and
	Fees				Non-qualified
	Earned	Stock		Non-Equity	Deferred	All Other
	or Paid	Awards	Option	Incentive Plan	Compensation	Compensation
	in Cash ($)	($)(1)	Awards	Compensation	Earnings	($)	Total ($)
Name	(a)	(b)	($)	($)	($)	(c)	(d)

Richard J. Lindberg	$41,000	$7,950	—	—	—	—	$48,950
Joon S. Moon	$18,500	$7,950	—	—	—	$64,163	$90,613
Jorge J. Morales	$25,000	$7,950	—	—	—	—	$32,950
R. Jamison Williams, Jr.	$19,000	$7,950	—	—	—	—	$26,950
Julius A. Otten	$55,500	$7,950	—	—	—	—	$63,450
Joseph D. Sarafa	$38,000	$7,950	—	—	—	—	$45,950

Explanatory Notes for Columns:

(a)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.

(b)	For awards of stock, the aggregate grant date fair value computed in accordance with FAS 123(R). See footnote (1).

(c)	All other compensation for the covered fiscal year that could not properly be reported in any other column. “All other compensation” includes consulting fees and expenses.

(d)	The dollar value of total compensation for the covered fiscal year, equal to the sum of all amounts reported in columns (a) though (c).

Each non-employee member of the board of directors receives an annual retainer fee of $12,000 and additional fees of $1,000 for each board meeting and committee meeting attended. Each committee chair receives an additional fee of $500 for each committee meeting attended. As of March 2007, the Audit Committee Chair receives $6,000 per quarter for his or her added responsibilities as Audit Committee Chair. This compensation was approved by the Compensation Committee on March 9, 2007, retroactive to July 1, 2006. Directors who are also employees do not receive any compensation for serving as directors. Directors also receive reimbursement for their reasonable travel and lodging expenses if they do not live in the area where the meeting is held, up to a maximum of $1,500 per director per meeting. For 2006, the Company paid fees, in cash or approved, in the aggregate amount of: (i) $41,000 to Mr. Lindberg, (ii) $18,500 to Mr. Moon, (iii) $25,000 to Mr. Morales, (iv) $55,500 to Mr. Otten, (v) $38,000 to Mr. Sarafa and (vi) $19,000 to Mr. Williams, for their services as directors of the Company. In addition, Mr. Moon received $64,163 for consulting services and expenses relating to acquisition and merger related services under a Consulting Agreement with the Company.

(1)	Non-employee directors are also entitled to receive grants of shares of restricted stock pursuant to the Equity Incentive Plan. These shares vest 24 months following the date of grant, provided the director is still in service with the Company on the vesting date. Notwithstanding the foregoing, the shares vest earlier upon the death or disability of the director, or upon the occurrence of a Change of Control, as defined in the Plan. The directors are automatically granted a number of shares of restricted stock equal to the lesser of (i) 1,000 shares and (ii) the number of shares determined by dividing $15,000 by the fair market value of a share on the date of grant, on the day following the annual meeting of the shareholders, except that those non-employee directors who are newly elected at a shareholders meeting will not be eligible to receive restricted stock until the day following the next annual meeting of the shareholders. In 2006, restricted shares of 1,000 each were awarded to Mr. Moon, Mr. Lindberg, Mr. Sarafa, Mr. Williams, Mr. Morales, and Mr. Otten, under the Equity Incentive Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following section describes potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company.

Messrs. James G. Petcoff and B. Matthew Petcoff are each a party to an employment agreement, containing change of control provisions, with the Company. See “Employment Agreements with Executive Officers” on page 11. None of the other named executive officers has an employment agreement with the Company.

Certain of the Company’s compensatory plans contain provisions regarding the acceleration of vesting and payment upon specified termination events. In addition, the Compensation Committee may authorize discretionary severance payments to the named executive officers upon termination.

Equity Incentive Plan

The Committee is permitted to determine the terms of any awards as well as to determine how awards under the plan may be settled, exercised, cancelled, forfeited, suspended or deferred. If a participant’s employment is terminated, the treatment of any award under the plan is determined as provided in the relevant award agreement. The stock option award agreements issued by the Company provide that all outstanding options vest upon the death or disability of a participant. The vested portion of the award will terminate immediately in the case of a termination for cause, on the first anniversary of the date of termination of employment in the case of termination due to death or disability and ninety days after the termination of employment in all other cases.

Change of Control Provisions.  Under the plan, and unless the Committee provides otherwise in an individual’s award agreement, in the event of a change of control, the Company and the acquiror may agree that the surviving company will assume the existing award or substitute a new award for the existing award that preserves the economic value of the existing award, in each case without the consent of the participant. If the existing award is to be assumed or substituted and if the award holder is terminated without cause within one year of a change of control, that participant’s award will fully vest as of the date of such termination.

If the existing award is not to be assumed or substituted, then at least 15 days prior to the date of the change of control the award will become immediately and fully exercisable until the date of the change of control, at which point the award will be terminated. If no notice is given 15 days prior to the date of the change of control, then the award shall become immediately and fully vested on the date of the change of control and the award shall be terminated as of such date in exchange for a cash payment by the Company in an amount equal to the value of the award that has not been exercised.

Employment Agreements

The Company is a party to employment agreements with each of Mr. James G. Petcoff and Mr. B. Matthew Petcoff.

If the employment of either Mr. Petcoff is terminated upon his death or disability, the terminated executive will be entitled to (i) a monthly sum equal to the highest monthly rate of base salary paid to the executive during the last full calendar year prior to the termination, less any disability payments from insurance for which the Company has paid the premiums, for a period equal to the sooner to occur of (A) the end of the full employment term or (B) the executive’s having reached 70 years of age; plus (ii) a one-time payment equal to three times his cash bonus(es) for the last full calendar year prior to the termination.

If the executive is terminated by the Company without cause, the executive will be entitled to the greater of (i) his base salary for the period until the end of the full employment term or (ii) a termination payment equal to three times the sum of (A) the executive’s annual base salary in effect on the date of the termination plus (B) one-half of the cash bonus paid or due to the executive for the last fiscal year prior to the date of the termination.

Change of Control Provisions.  Each employment agreement provides generally that the executive’s terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the 24-month period after a change of control.

Upon any adverse employment change within such 24-month period, the executive will generally be entitled to receive a lump sum payment equal to the greater of:

•	his base salary for the period until the end of the full employment term; or

•	three times the sum of (i) the executive’s annual base salary in effect on the date of termination, plus (ii) one-half of the cash bonus paid or due to the executive for the last fiscal year prior to the date of termination.

The above termination payments will be adjusted so that no payment is considered an “excess parachute payment,” as such term is defined in Section 280G of the Code, by ensuring that the present value of the termination payments shall not exceed an amount equal to one dollar less than the maximum amount which the executive may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code.

Change of Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change of control, assuming such event occurred on December 31, 2006. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

				Life	Annual
		Miscellaneous	Share-Based	Insurance	Disability
Named Executive Officers	Cash Severance	Benefits	Awards	Proceeds	Benefits

James G. Petcoff(1)
Death	$3,212,346	—	$2,000	$100,000	—
Disability	$3,116,346	—	$2,000	—	$96,000
Termination without cause	$2,577,189	—	$2,000	—	—
Change of control	$1,962,563	—	$2,000	—	—
Brian J. Roney(1)
Death	—	—	$500	$100,000	—
Disability	—	—	$500	—	$96,000
Change of control	—	—	$500	—	—
B. Matthew Petcoff(1)
Death	$1,589,158	—	$1,000	$100,000	—
Disability	$1,493,158	—	$1,000	—	$96,000
Termination without cause	$1,278,564	—	$1,000	—	—
Change of control	$1,097,687	—	$1,000	—	—
Bradford T. Lyons(1)
Death	—	—	$700	$200,000	—
Disability	—	—	$700	—	$96,000
Change of control	—	—	$700	—	—
L. Matthew MacLean(1)
Death	—	—	$21,800	$100,000	—
Disability	—	—	$21,800	—	$96,000
Change of control	—	—	$21,800	—	—
John H. Berry(1)
Death	—	—	—	$290,000	—
Disability	—	—	—	—	$96,000
Change of control	—	—	—	—	—

(1)	Except as noted in the table above, such person does not receive any additional payments if (i) he voluntarily terminates his employment, (ii) retires or (iii) his employment is terminated by the Company with or without cause.

RELATED PARTY TRANSACTIONS

An independent claims adjusting company, wholly-owned by a director of North Pointe Insurance and North Pointe Financial, who is also the father of the Vice President of Claims, provides claims services to the Company. Total fees for these services, which are included in the loss adjustment expenses, were $130,000 in 2006.

In September 2004, the Company sold the renewal rights of approximately 100 liquor liability policies to an insurance company for which the Company has a management services agreement providing all of the accounting, premium collections and claims adjusting and processing. The Company recorded revenues from management services provided to that insurance company of $65,000 in 2006. The Chief Executive Officer and Chief Operating Officer of the Company hold minority ownership interests in that insurance company. The sales price for the renewal rights was $285,000, which the Company recorded as a gain on sale of business in 2004. The Company and the buyer also entered into a mutual non-compete agreement.

A director of the Company’s board and minority shareholder of the Company was paid $5,000 per month for monitoring and evaluating the investments of and investment advisory services to the Company. This agreement was terminated in February 2005 and a new consulting agreement was entered in September 2005. This individual was paid $5,000 per month, beginning in October 2005, to assist the Company’s management in reviewing, evaluating and structuring possible future acquisitions. The Company expensed $60,000 in 2006 for this service.

The son of a director of North Pointe Insurance and North Pointe Financial, who is also the brother of the Vice President of Claims, provides consulting services on a project basis, including the management of the internal controls process, complex high value claims work and other projects as they arise. The consulting services agreement provides for a monthly retainer of $20,000. The Company incurred consulting expenses of $240,000 in 2006 for such services.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls. The Audit Committee acts under a written charter, a copy of which is available at www.npte.com in the Corporate Governance subsection of the Investor Relations section. Each of the members of the Audit Committee is independent as independence for audit committee members is defined by the rules adopted by the SEC, Nasdaq National Market listing standards and the Company’s Corporate Governance Policies. An Audit Committee member may not simultaneously serve on more than two other audit committees of public companies.

The responsibilities of the Audit Committee include engaging an accounting firm to be the Company’s independent registered public accounting firm. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent registered public accounting firm on matters which include the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in its financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the continued independence of the Company’s independent registered public accounting firm and the monitoring of any engagement of the independent registered public accounting firm to provide non-audit services.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s annual report. The Committee took a number of steps in making this recommendation for 2006. First, the Audit Committee discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm for 2006, those matters required to be communicated and discussed between an issuer’s independent registered public accounting firm and its audit committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

Second, the Audit Committee discussed with Deloitte its independence and received a letter from Deloitte concerning such independence as required under applicable independence standards for independent registered public accounting firms of public companies. This discussion and disclosure informed the Audit Committee of Deloitte’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with management and Deloitte, the Company’s audited consolidated balance sheets for December 31, 2006, and consolidated statements of income, cash flows and shareholders’ equity and comprehensive income for the year ended December 31, 2006. Based on the discussions with Deloitte concerning the audits, the independence discussions, and the financial statement review and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board (and the Board agreed) that these financial statements be included in the Company’s 2006 Annual Report on Form 10-K.

AUDIT FEES.  The Company was billed $242,500 for Audit Services provided by Deloitte in 2006. The Company was billed $261,357 for Audit Services provided by its former independent registered accounting firm, PricewaterhouseCoopers LLP (“PWC”) in 2006. The Company was billed $1,432,095 for Audit Services provided by PWC in 2005 (“Audit Services” consist of professional services rendered by the Company’s principal accountant for the audits of the Company’s annual financial statements and management’s assessment of the Company’s internal control over financial reporting, review of the financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by the accountant in connection with these filings). In 2005, the Company was billed $712,595 for audit services provided in connection with the Company’s initial public offering. These costs were netted against the offering proceeds.

The Company was billed $25,000 by Deloitte in 2006 for certain actuarial services rendered by Deloitte, which were pre-approved by our Audit Committee.

TAX FEES.  The Company was billed $53,035 in 2006 for tax related services provided by Deloitte and billed $12,470 in 2006 for tax related services provided by PWC. The Company was billed $5,000 in 2005 for tax related services provided by PWC.

ALL OTHER FEES.  The Company was billed $1,500 in 2006 for certain software utilized by the Company and provided by Deloitte and was billed $1,500 in 2005 for similar software utilized by the Company and provided by PWC.

The Audit Committee, based on its reviews and discussions with management and Deloitte noted above, determined that the provision of these services was compatible with maintaining Deloitte’s independence.

PRE-APPROVAL POLICIES AND PROCEDURES FOR AUDIT AND NON-AUDIT SERVICES.  The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services (including the fees and terms thereof) to be performed for the Company by the independent registered public accounting firm. If a product or service arises that was not already pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to consider and pre-approve such services between quarterly meetings of the Audit Committee. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is consistent with maintaining the independence of the Company’s independent registered public accounting firm. Any interim approvals granted by the Chairman of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.

THE AUDIT COMMITTEE

Julius A. Otten, Chairman
Richard J. Lindberg
Joseph D. Sarafa

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Dismissal of PricewaterhouseCoopers LLP

On April 10, 2006, the Audit Committee of the Board of the Company dismissed PWC as its independent registered public accounting firm.

The reports of PWC on the financial statements of the Company for the fiscal year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, and they were not qualified nor modified as to uncertainty, audit scope or accounting principle.

During fiscal years ended December 31, 2005 and 2004, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC would have caused it to make a reference thereto in their reports on the financial statements for such years.

Except as noted below, during the Company’s two most recent fiscal years ended December 31, 2005 and 2004 and through April 10, 2006, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

As of September 30, 2005, management of the Company concluded that the Company did not maintain effective controls over the completeness of liabilities related to an assessment from Citizens Property Insurance Corporation (“Citizens”), an entity created by the State of Florida to provide insurance to property owners unable to obtain coverage in the private insurance market. Citizens has the ability to assess private insurance carriers such as the Company to fund a substantial portion of its deficit. Specifically, the Company did not properly identify and recognize the liability to Citizens when probable and reasonably estimable. This control deficiency resulted in an adjustment to the Company’s unaudited interim financial statements as of and for the quarter ended September 30, 2005. In addition, this control deficiency could result in a material misstatement in our annual or interim financial statements that would not be prevented or detected. Accordingly, management concluded as of September 30, 2005 that this control deficiency constituted a material weakness.

As of September 30, 2005, management of the Company concluded that the Company did not maintain effective controls over the accounting for certain reinsurance contracts. Specifically, the Company did not properly evaluate certain of its reinsurance contracts to determine amounts recoverable related to the Citizens assessment described above. This control deficiency resulted in an adjustment to the Company’s unaudited interim financial statements as of and for the quarter ended September 30, 2005. In addition, this control deficiency could result in a material misstatement to the Company’s annual or interim financial statements that would not be prevented or detected. Accordingly, management of the Company concluded that this control deficiency constituted a material weakness.

As of December 31, 2006, management of the Company believed that each of the two material weaknesses described above had been remediated. The Company authorized PWC to respond to inquiries from the successor registered independent public accounting firm regarding these two material weaknesses.

The Company provided PWC with a copy of the disclosures made above and requested that PWC furnish the Company with a letter addressed to the SEC stating whether PWC agrees with such disclosures and, if not, stating the respects in which it does not agree. A copy of the letter, dated April 14, 2006, provided by PWC in response to such request is included as an exhibit to Form 8-K filed by the Company with the SEC on April 14, 2006.

Engagement of Deloitte & Touche LLP

Effective April 13, 2006, the Audit Committee of the Board engaged Deloitte to serve as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2006. The Company’s appointment was ratified by the shareholders at the 2006 annual meeting of shareholders.

During the Company’s fiscal years ended December 31, 2006 through April 24, 2007, neither the Company nor anyone on its behalf consulted Deloitte regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

ITEM 2 — RATIFICATION OF DELOITTE & TOUCHE LLP

The Board recommends that the shareholders vote FOR the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Deloitte served as the Company’s independent registered public accounting firm for the year ended December 31, 2006. Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR ratification of the appointment.

Our organizational documents do not require that our shareholders ratify the selection of Deloitte as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte, but still may retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte are expected to be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

ADDITIONAL INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities (“insiders”) file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to the Company. Based on the Company’s review of the insiders’ forms furnished to the Company and representations made by the Company’s officers and directors, all required Section 16(a) filings applicable to officers, directors and greater than ten percent shareholders in 2006 were timely filed except as follows: (1) the grant of restricted stock awards to all non-employee directors including: Joon S. Moon, R. Jamison Williams, Joseph D. Sarafa, Julius A. Otten, Jorge J. Morales and Richard J. Lindberg granted on June 21, 2006 was reported late on their behalves on Form 4 on August 22, 2006, (2) the grant of stock options to James G. Petcoff, B. Matthew Petcoff, Brian J. Roney, Bradford T. Lyons, L. Matthew MacLean and Paul B. Deemer on November 27, 2006 was reported late on their behalves on Form 4 on December 8, 2006, (3) the purchase of common stock by Stanford C. Stoddard on November 15, 2006 was reported late on Form 4 on December 20, 2006, (4) the sale of common stock by Larry D. Sisson on November 24, 2006 was reported late on Form 4 on January 3, 2007, and (5) the purchase of common stock by Julius A. Otten on August 29, 2006 was reported late on Form 4 on September 1, 2006.

COSTS OF PROXY SOLICITATION

The cost of preparing, assembling, and mailing the proxy material will be paid by the Company. The Company will request nominees and others holding shares for the benefit of others to send the proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. In addition, the Company’s directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work.

PRESENTATION OF SHAREHOLDER PROPOSALS AT 2008 ANNUAL MEETING

Any shareholder proposal intended to be presented for consideration at the annual meeting to be held in 2008 must be received by the Company at North Pointe Holdings Corporation, 28819 Franklin Road, Southfield, Michigan 48034, by the close of business on December 31, 2007, and must otherwise be in compliance with the Company’s by-laws and the requirements of the proxy solicitation rules of the SEC, for inclusion in the Company’s proxy statement and form of proxy relating to such meeting. Any shareholder proposal intended to be presented for consideration at the 2008 annual meeting, but not intended to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting, must be received by the Company at the address stated above between April 22, 2008 and the close of business on May 22, 2008 to be considered timely.

HOUSEHOLDING

The Company has elected to send a single copy of its annual report and this Proxy Statement to any household at which two or more shareholders reside, unless one of the shareholders at such address notifies the Company that they wish to receive individual copies. If a single copy of the annual report and this Proxy Statement was delivered to an address that you share with another shareholder, at your request the Company will promptly deliver a separate copy to you. Requests should made by calling the Company at (248) 358-1171 or by writing to the Company, North Pointe Holdings Corporation, 28819 Franklin Road, Southfield, Michigan 48034. Any shareholder that shares an address with another shareholder and is receiving a single copy of the Company’s annual report and proxy statement but wishes to receive a separate copy in the future can contact the Company as set forth above. Similarly, any shareholder that shares an address with another shareholder and is receiving a separate copy of the Company’s annual report and proxy statement but wishes to receive a single copy in the future can also contact the Company to make such a request.

ANNUAL REPORT

The Annual Report of the Company for the year ended December 31, 2006, including financial statements for the years ended December 31, 2006, 2005 and 2004, and as of December 31, 2006 and 2005, audited by Deloitte and PWC, as applicable, the Company’s independent registered public accounting firms for such periods, are being furnished with the Proxy Statement.

OTHER MATTERS

The Board does not know of any other matters to be determined by the shareholders at the annual meeting; however, if any other matter is properly brought before the meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with the Board’s recommendation or, if there is no recommendation, in their own discretion.

Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

By Order of the Board,

James G. Petcoff,
Chairman of the Board, President and
Chief Executive Officer

April 30, 2007

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

			Electronic Voting Instructions

			You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

			Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

			VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

			Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 5, 2007.

			Vote by Internet • Log on to the Internet and go to www.investorvote.com

			• Follow the steps outlined on the secured website.

			Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

			• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2.
+
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - B. Matthew Petcoff	☐	☐	02 - Joon S. Moon	☐	☐	03 - Joseph D. Sarafa	☐	☐

		For	Against	Abstain
2.	Ratification of Deloitte & Touche LLP as the Company’s independent public accounting firm.	☐	☐	☐	3.	In their discretion with respect to any other matters that may properly come before the meeting.

B Non-Voting Items Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — North Pointe Holdings Corporation

BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING JUNE 5, 2007.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NORTH POINTE HOLDINGS CORPORATION.

The undersigned hereby appoints James G. Petcoff, B. Matthew Petcoff and Brian J. Roney, and each of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the common shares, no par value, of the undersigned in North Pointe Holdings Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on June 5, 2007, and at any and all adjournments thereof.

The shares represented by this proxy will be voted in accordance with the specifications made herein. The shares represented by this proxy will be voted for the election of the directors named in Proposal 1 and for Proposal 2 if no instructions to the contrary are indicated or if no instruction is given.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2.
+
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - B. Matthew Petcoff	☐	☐	02 - Joon S. Moon	☐	☐	03 - Joseph D. Sarafa	☐	☐

		For	Against	Abstain
2.	Ratification of Deloitte & Touche LLP as the Company’s independent public accounting firm.	☐	☐	☐	3.	In their discretion with respect to any other matters that may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — North Pointe Holdings Corporation
BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING JUNE 5, 2007.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NORTH POINTE HOLDINGS CORPORATION.

The undersigned hereby appoints James G. Petcoff, B. Matthew Petcoff and Brian J. Roney, and each of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the common shares, no par value, of the undersigned in North Pointe Holdings Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on June 5, 2007, and at any and all adjournments thereof.

The Shares represented by this proxy will be voted in accordance with the specification made herein. The shares represented by this proxy will be voted for the election of the directors named in Proposal 1 and for Proposal 2 if no instructions to the contrary are indicated or if no instruction is given.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)